UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 26, 2006
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Commonwealth of The Bahamas
(State or other Jurisdiction of Incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
Nassau, The Bahamas	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

(242) 356-0006
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 26, 2006, Steiner Leisure Limited's wholly-owned subsidiary, FCNH, Inc. ("FCNH"), entered into an agreement (the "Agreement") to purchase the assets of Utah College of Massage Therapy, Inc. ("UCMT"), which operates a post-secondary massage therapy school with a total of seven campuses located in Arizona, Colorado, Nevada and Utah and which had revenues in 2004 of approximately $28.0 million.

The purchase price for this transaction is $28.0 million in cash. Prior to closing, Steiner Leisure will determine the extent to which the purchase price will be paid from existing cash and/or through borrowings under our credit facility. In addition, the seller can earn $4.0 million in cash if a specified net income target is met for 2006.

The Agreement also provides for the continued employment after the closing of the transaction of the current senior officer of UCMT, who is also its sole shareholder.

Closing of the transaction is subject to conditions similar to those in other transactions of this type including, among others, the receipt of regulatory approval from the Department of Education (the UCMT schools are eligible to receive Title IV student loan funding) and achievement of specified 2005 financial results.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Upon closing of the transaction, these schools would become part of the operations of Steiner Education Group, Inc. ("SEG"), which currently operates three post-secondary massage therapy schools (comprised of a total of seven campuses) located in Miami, Fort Lauderdale, Orlando and Sarasota, Florida; Baltimore, Maryland; York, Pennsylvania and Charlottesville, Virginia.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
10.1	Asset Purchase Agreement dated January 26, 2006 among FCNH, Inc., Steiner Leisure Limited, Utah College of Massage Therapy, Inc. and Norman Cohn.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

/s/ Leonard I. Fluxman
Date: February 1, 2006	___________________________________
Leonard I. Fluxman
President and Chief Executive Officer